EXHIBIT 21.1

               List of Category 5 Technologies, Inc. Subsidiaries

         Category 5 Technologies, Inc. has the following subsidiaries, which are wholly-owned by the Registrant:



Name                                            Jurisdiction of Incorporation
------                                          -----------------------------

ePenzio, Inc.                                           Utah

Exposure International Direct Marketing
 Systems, Inc.                                          Colorado

Transaxis, S.A.                                         Switzerland

Bottomline Online, Inc.                                 Utah

FlashAlly, LLC                                          Utah

CaptureQuest, Inc.                                      Utah